Exhibit 10.1

Titan Machinery Inc. Fiscal 2009 Non-Employee Director Compensation Plan

Each non-employee director of Titan Machinery Inc. shall receive:

•      an annual retainer of $20,000, payable quarterly (the chair of the audit committee shall receive an additional $5,000 retainer);

•      an annual grant of shares of restricted common stock equal to $20,000(1), based upon the fair market value of the Company’s common stock on the last day of the prior fiscal year(2), granted on the first day of the fiscal year for the prior fiscal year’s service;

•      a $1,000 cash fee per board or committee meeting attended ($500 for teleconferences); and

•      reimbursement of reasonable expenses incurred in connection with their services as directors.

(1) The restricted stock grants shall have a one-year vesting period and each director shall be required to hold such shares of restricted stock until such director is no longer serving as a director of Titan Machinery Inc.

(2) The fair market value of the Company’s common stock shall be equal to the closing price of the Company’s common stock on the Nasdaq stock market on the date of determination, or if such date is not a trading date on the Nasdaq stock market, the nearest preceding trading date.